Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/26/2016	Investors: Chris Stent, 630-623-3801
Media: Terri Hickey, 630-623-5593
McDONALD'S REPORTS SECOND QUARTER 2016 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the second quarter ended June 30, 2016.
“At McDonald’s, we are focused on meeting our customers’ needs for high quality, affordable food and beverage choices,” said McDonald’s President and Chief Executive Officer Steve Easterbrook. “Our second quarter performance, which marks our fourth consecutive quarter of positive comparable sales across all business segments, provides a clear indication that customers are responding to the steps we’re taking to deliver the menu and value options they want at the convenience of McDonald’s. We’re making steady progress on transforming our business to satisfy the needs of our customers around the world, despite a challenging environment in several key markets.”
Second quarter highlights:

•	Global comparable sales increased 3.1%, reflecting positive comparable sales in all segments

•	Due to the impact of refranchising, consolidated revenues decreased 4% (1% in constant currencies)

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Consolidated operating income was relatively flat (increased 3% in constant currencies), which included approximately $230 million of previously announced strategic charges, consisting primarily of non-cash impairment charges related to the Company’s ongoing refranchising and G&A initiatives, as well as the decision to relocate the Company's headquarters

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Diluted earnings per share of $1.25, decreased 1% (increased 1% in constant currencies), which included strategic charges totaling $0.20 per share. Excluding the impact of these strategic charges and prior year restructuring charges of $0.04 per share, diluted earnings per share increased 13% in constant currencies

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Returned $4.1 billion to shareholders through share repurchases and dividends. This brings the cumulative return to shareholders to $24.4 billion against our targeted return of about $30 billion for the three-year period ending 2016

In the U.S., second quarter comparable sales increased 1.8%, with continued contributions from All Day Breakfast and McPick 2 despite softening industry growth during the quarter. Operating income for the quarter rose 10%, reflecting higher sales-driven franchised margins and higher gains from restaurant refranchising. McDonald’s U.S. begins the second half of the year focused on adding more breakfast sandwich favorites - Biscuits, McMuffins and McGriddles - to the All Day Breakfast menu this fall. This platform extension will be complemented by initiatives around core menu enhancements and restaurant operations designed to deliver an outstanding customer experience.
Comparable sales for the International Lead segment increased 2.6% for the quarter, led by positive performance in the U.K., Canada and Australia, and slightly positive results in Germany. Operating income for the quarter increased 4% (7% in constant currencies), driven by improved franchised margins.
In the High Growth segment, second quarter comparable sales increased 1.6%, led by positive comparable sales performance in China and Russia, along with solid performance across various other markets. The segment’s operating income rose 25% (32% in constant currencies) fueled by improved results in China.
Second quarter comparable sales rose 7.7% in the Foundational markets, reflecting very strong performance in Japan and many other markets. For the segment, operating income for the quarter declined due to the impact of strategic charges associated with the Company’s ongoing refranchising and G&A initiatives.
Steve Easterbrook concluded, “Enhancing the customer experience, running great restaurants and strengthening our competitive position to become a modern progressive burger company takes discipline and dedication. I am confident in our System’s ability to stay the course and execute our turnaround plan to achieve our goals. We are on the right path to changing the way customers think about McDonald’s by getting closer to the communities we serve and harnessing one of our System's key competitive strengths - the entrepreneurial spirit of our dedicated franchisees - as we lay the foundation for future growth.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended June 30,				Six Months Ended June 30,
	2016	2015	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2016	2015	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$6,265.0	$6,497.7	(4)%	(1)%	$12,168.9	$12,456.6	(2)%	1%
Operating income	1,857.9	1,849.3	0	3	3,638.2	3,234.8	12	16
Net income	1,092.9	1,202.4	(9)	(8)	2,217.7	2,013.9	10	13
Earnings per share-diluted	$1.25	$1.26	(1)%	1%	$2.51	$2.09	20%	23%
Results for the quarter and six months benefited from stronger operating performance and higher gains on sales of restaurant businesses. Both periods were impacted by approximately $230 million of strategic charges, consisting primarily of non-cash impairment charges incurred in the quarter related to the Company’s ongoing refranchising and G&A initiatives, as well as the decision to relocate the Company's headquarters.
Results also benefited from comparison to the prior year's charges of $45 million in the second quarter 2015 and $240 million for the six months 2015. Excluding the impact of the current and prior year charges, diluted earnings per share increased 13% in constant currencies for the quarter, with no significant impact for the six months. This supplemental information is provided to help investors understand the impact of the current and prior year charges on the Company’s results.
Foreign currency translation had a negative impact of $0.02 and $0.06 on diluted earnings per share for the quarter and six months, respectively.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended June 30, 2016.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. (Central Time) on July 26, 2016. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time.
McDonald’s plans to release third quarter results before the market opens on October 21, 2016 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 36,000 locations in over 100 countries. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended June 30,	2016	2015	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$3,916.6	$4,261.1	$(344.5)	(8)%
Revenues from franchised restaurants	2,348.4	2,236.6	111.8	5

TOTAL REVENUES	6,265.0	6,497.7	(232.7)	(4)

Operating costs and expenses
Company-operated restaurant expenses	3,248.1	3,596.3	(348.2)	(10)
Franchised restaurants—occupancy expenses	430.9	411.0	19.9	5
Selling, general & administrative expenses	596.1	592.4	3.7	1
Other operating (income) expense, net	132.0	48.7	83.3	n/m
Total operating costs and expenses	4,407.1	4,648.4	(241.3)	(5)

OPERATING INCOME	1,857.9	1,849.3	8.6	0

Interest expense	223.9	149.2	74.7	50
Nonoperating (income) expense, net	(16.2)	(12.3)	(3.9)	(33)

Income before provision for income taxes	1,650.2	1,712.4	(62.2)	(4)
Provision for income taxes	557.3	510.0	47.3	9

NET INCOME	$1,092.9	$1,202.4	$(109.5)	(9)%

EARNINGS PER SHARE-DILUTED	$1.25	$1.26	$(0.01)	(1)%

Weighted average shares outstanding-diluted	871.2	957.6	(86.4)	(9)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Six Months Ended June 30,	2016	2015	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$7,670.1	$8,175.2	$(505.1)	(6)%
Revenues from franchised restaurants	4,498.8	4,281.4	217.4	5

TOTAL REVENUES	12,168.9	12,456.6	(287.7)	(2)

Operating costs and expenses
Company-operated restaurant expenses	6,423.4	6,950.6	(527.2)	(8)
Franchised restaurants—occupancy expenses	846.0	814.6	31.4	4
Selling, general & administrative expenses	1,174.1	1,175.2	(1.1)	0
Other operating (income) expense, net	87.2	281.4	(194.2)	(69)
Total operating costs and expenses	8,530.7	9,221.8	(691.1)	(7)

OPERATING INCOME	3,638.2	3,234.8	403.4	12

Interest expense	442.2	296.5	145.7	49
Nonoperating (income) expense, net	(30.6)	(28.2)	(2.4)	(9)

Income before provision for income taxes	3,226.6	2,966.5	260.1	9
Provision for income taxes	1,008.9	952.6	56.3	6

NET INCOME	$2,217.7	$2,013.9	$203.8	10%

EARNINGS PER SHARE-DILUTED	$2.51	$2.09	$0.42	20%

Weighted average shares outstanding-diluted	883.8	961.7	(77.9)	(8)%

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